CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM International Mutual Funds (Invesco International Mutual Funds) of our report dated December 23, 2019, relating to the financial statements and financial highlights, which appear in Invesco Global Growth Fund and Invesco Global Small & Mid Cap Growth Fund’s Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 11, 2020